Exhibit 99.1

CVRx Reports Preliminary Fourth Quarter and Fiscal Year 2025 Financial Results and Issues Fiscal 2026 Guidance

•	Fourth quarter revenue expected to be $15.9 million to $16.1 million, representing growth of 4% to 5%
•	Full year revenue expected to be $56.5 million to $56.7 million, representing growth of 10% to 11%
•	Fiscal 2026 revenue expected to be between $63 million and $67 million, representing growth of 11% to 18%
•	Category I CPT codes and the related favorable physician fee payment levels took effect on Jan. 1, 2026
•	FDA approved the BENEFIT-HF trial design in November and the Company has since applied to CMS for coverage for the trial
•	Debt facility amended to extend maturity date to 2031 and to increase the facility from the $50 million of term loans already drawn by an additional $50 million, of which $10 million was funded at closing

MINNEAPOLIS, Jan. 12, 2026 (GLOBE NEWSWIRE) -- CVRx, Inc. (NASDAQ: CVRX) ("CVRx"), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced certain preliminary unaudited fourth quarter and full year 2025 revenue results as well as provided a 2026 business outlook.

"We're pleased with our execution in 2025 as we delivered solid results while making significant strategic progress across the organization," said Kevin Hykes, President and Chief Executive Officer of CVRx. "Our focus on driving deeper penetration within high-potential accounts continued to gain traction, and we expanded our customer base as our sales organization developed throughout the year. The transition to Category I CPT codes, which took effect on January 1st, represents an important milestone that removes key adoption barriers and directly supports our commercial efforts going forward."

"We enter 2026 well-positioned to accelerate growth with favorable reimbursement dynamics now in place, a maturing sales organization, and a strengthened balance sheet following our recent debt amendment. Our focus remains on positively impacting the lives of patients who suffer from heart failure, and we're confident in our ability to drive increased Barostim adoption in the year ahead."

Fourth Quarter 2025

Total revenue for the fourth quarter of 2025 is expected to be in the range of approximately $15.9 million to $16.1 million, representing an increase of approximately 4% to 5% over fourth quarter 2024 revenue of $15.3 million.

Full Year 2025

Total revenue for full year 2025 is expected to be in the range of approximately $56.5 million to $56.7 million, representing an increase of approximately 10% to 11% over full year 2024 revenue of $51.3 million.

As of December 31, 2025, the Company had a total of 252 active implanting centers, as compared to 250 as of September 30, 2025. The number of sales territories in the U.S. increased by three to a total of 53 during the three months ended December 31, 2025.

As of December 31, 2025, cash and cash equivalents were $75.7 million.

Business Outlook

For the full year of 2026, the Company expects:

•	Total revenue between $63.0 million and $67.0 million;
•	Gross margin between 84% and 86%;
•	Operating expenses between $103.0 million and $107.0 million.

For the first quarter of 2026, the Company expects to report total revenue between $13.7 million and $14.7 million.

BENEFIT-HF

In November 2025, the Food and Drug Administration (“FDA”) granted an IDE for the BENEFIT-HF trial, designed as a prospective, multi-center, randomized controlled trial to evaluate Barostim's impact on all-cause mortality and heart failure decompensation events in an expanded population of heart failure patients. The trial is designed to randomize 2,500 patients at up to 200 centers across the U.S. and Germany. The Company has since applied to the Centers for Medicare & Medicaid Services (“CMS”) for IDE Category B coverage, a necessary condition for the Company to proceed with the trial. If approved by CMS, the net trial costs are expected to be $20 million to $30 million spread over the next five to seven years.

Debt Facility

On January 9, 2026, the Company amended its term loan agreement with an affiliate of Innovatus Capital Partners, LLC to increase the existing facility by $50 million, to an aggregate principal amount of up to $100 million, subject to the Company’s achievement of certain milestones. Also on the closing date, the Company borrowed an additional $10 million under the term loan agreement, bringing the total outstanding principal amount of term loans to $60 million. The initial interest rate under the amended term loan agreement is equal to the greater of 9.40% or prime plus 2.65%. The interest-only period is extended four years from the closing date and is extendable to five years from the closing date upon achieving certain revenue milestones. The term loans mature in May 2031 and continue to be secured by substantially all of the Company’s assets.

Upcoming Investor Conference Presentation

The Company will be participating in the 44th Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2026. The Company is scheduled to present at 3:45 p.m. Pacific Time. A live audio webcast of the conference presentation will be available online on the investor relations page of the Company’s website at ir.cvrx.com. The Company’s presentation for the conference will be posted on the investor relations page of the Company’s website by 8:30 a.m. Central Time today.

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has been certified as compliant with the EU Medical Device Regulation (MDR) and holds CE Mark approval for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

About Innovatus Capital Partners, LLC

Innovatus Capital Partners, LLC, is an independent adviser and asset management firm with approximately $1.4 billion in assets under management. Innovatus adheres to an investment strategy that identifies disruptive and growth opportunities across multiple asset categories with a unifying theme of capital preservation, income generation, and upside optionality. The firm has a dedicated team of life sciences investment professionals with deep experience in healthcare, including life sciences. Innovatus and its principals have significant experience providing debt financing to biotechnology, pharmaceutical, medical device, diagnostic, and life sciences tools companies that address unmet medical needs, improve patient outcomes, and reduce overall healthcare expenditures. To date, the Innovatus Life Sciences Strategy has made over $1.4 billion in capital commitments for debt and equity support. Further information can be found at www.innovatuscp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial performance (including our financial guidance regarding full year and first quarter 2026 results and our expectations about the BENEFIT-HF trial), our anticipated growth strategies, anticipated trends in our industry, our business prospects and our opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “outlook,” “guidance,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our expectations regarding enrollment, reimbursement and expenses related to the BENEFIT-HF trial and the resulting impact of our addressable market; our history of significant losses, which we expect to continue; our limited history operating as a commercial company and our dependence on a single product, Barostim; our limited commercial sales experience marketing and selling Barostim; our ability to continue demonstrating to physicians and patients the merits of our Barostim; any failure by third-party payors to provide adequate coverage and reimbursement for the use of Barostim; our competitors’ success in developing and marketing products that are safer, more effective, less costly, easier to use or otherwise more attractive than Barostim; any failure to receive access to hospitals; our dependence upon third-party manufacturers and suppliers, and in some cases a limited number of suppliers; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide; product liability claims; future lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and ultimately unsuccessful; any failure to retain our key executives or recruit and hire new employees; impacts on adoption and regulatory approvals resulting from additional long-term clinical data about our product; and other important factors that could cause actual results, performance or achievements to differ materially from those that are found in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Preliminary Fourth Quarter/Full Year 2025 Results

This press release includes estimated financial results for the fourth quarter and full year of 2025, which are preliminary, unaudited and represent the most recent current information available to Company management. The Company’s actual results may differ from these estimated financial results, including due to the completion of its financial closing procedures and final adjustments. The Company expects to issue full financial results for the fourth quarter and full year 2025 in February.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Healthcare

443-213-0501

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

763-416-2853

emeyers@cvrx.com